EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 4th day of June, 2010, by and between Emtec Federal, Inc., a New Jersey corporation (the "Company") and Matt Swanson ("Employee"); subject to the condition that this Agreement shall become effective only upon the closing of the transactions contemplated by that certain Stock Purchase Agreement (the "Purchase Agreement") by and among the Company, Secure Data, Inc., a Delaware corporation ("SDI"), and the stockholders of SDI listed on the signature pages thereto, dated as of the date hereof (the "Effective Date").

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and intending to be legally bound, it is hereby covenanted and agreed by Employee and the Company as follows:

1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company. Employee represents that (a) Employee is entering into this Agreement voluntarily and that Employee's employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound, (b) in connection with Employee's employment with the Company, Employee will not violate any non-competition, non-solicitation or other similar covenant or agreement by which Employee is or may be bound, and (c) in connection with Employee's employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained, or may obtain, in connection with Employee's employment or service relationship with any business or entity (other than the Company or its affiliates).

2. Term; Position and Responsibilities.

(a) Term of Employment. Unless Employee's employment shall terminate earlier pursuant to Section 4, the term of employment under this Agreement shall commence on the Effective Date and shall end on the third anniversary of the Effective Date (the "Term").

(b) Position and Responsibilities. During the Term, Employee agrees to serve as Client Partner – Air Force and in such other positions with the Company or its

affiliates as shall from time to time be determined by the Company, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions. Employee shall devote all of Employee's skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions. Notwithstanding the foregoing and provided that such activities do not interfere with the performance of Employee's duties and responsibilities hereunder, Employee may provide oversight and high-level management services for the benefit of the businesses that Employee currently owns and operates, as set forth on Exhibit A attached hereto, which businesses are unrelated to the strategic information technology consulting service industry. Further, for purposes of defining Employee's duties and responsibilities to Employer as provided herein, Employee's United States' Military reserve duty shall be deemed to be part of Employee's duties and responsibilities, and any time spent on reserve duty shall be deemed working time under the terms of this Agreement, provided that Employee shall be required to provide the Employer with at least 15 days written notice prior to taking a leave of absence to perform any such United States' Military reserve duty (provided that in the event of a national emergency, such notice shall be provided to the Employer as soon as reasonably practicable after Employee becomes aware that he has been called to United States' Military duty).

3. Compensation.

(a) Base Salary. As compensation for the services to be performed by Employee during the Term, Employee shall be entitled to receive a base salary at an annualized rate of $160,000 payable in installments on the Company's regular payroll dates, but no less frequently than monthly (the "Base Salary").

(b) Sign-On Bonus. Within ten (10) days after the Effective Date, the Company will pay Employee a sign-on bonus in the amount of $100,000 (less applicable tax withholdings) (the "Sign-On Bonus"). In the event that Employee terminates his employment with the Company for any reason, or in the event that the Company terminates the Employee's employment for Cause, in either case, prior to the first anniversary of the Effective Date, Employee shall repay the entire gross amount of the Sign-On Bonus to the Company within ten (10) business days after such termination and the Company may, in its sole discretion, reduce any amounts then owing to Employee to satisfy, in whole or in part, Employee's obligation to repay the Sign-On Bonus.

(c) Retention Bonus. Subject to Employee's continued employment with the Company from the Effective Date to and including the applicable payment date, Employee shall receive a retention bonus in the amount of (i) $30,000 within 10 days after the first anniversary of the Effective Date, (ii) $30,000 within 10 days after the second anniversary of the Effective Date and (iii) $20,000 within 10 days after the third anniversary of the Effective Date (each, a "Retention Bonus"). Employee acknowledges

and agrees that each Retention Bonus shall be subject to set-off as contemplated by, and in accordance with, Section 10.2 of the Purchase Agreement.

(d) Employee Benefits. During the Term, Employee shall be entitled to participate (to the extent Employee satisfies the eligibility requirements) in such pension, retirement, savings, medical, disability and other welfare benefit plans as are generally made available by the Company for its employees in accordance with the terms thereof, as the same may be amended and in effect from time to time.

(e) Expenses. During the Term, the Company shall reimburse Employee for reasonable travel, lodging, meal and other reasonable expenses incurred by Employee in connection with Employee's performance of services hereunder, upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's business travel and expense reimbursement policy, as in effect from time to time.

(f) Paid Time Off. During the Term, Employee shall be entitled to paid time off in accordance with Company policy.

4. Termination of Employment.

(a) Termination Due to Death or Disability. Employee's employment hereunder may be terminated by the Company in the event of Employee's Disability (as defined below) by written Notice of Termination (as defined below) to Employee, and shall terminate immediately upon Employee's death. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Employee of Employee's duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 24-month period. The determination of Employee's Disability shall (i) be made by an independent physician selected by the Company and reasonably acceptable to Employee (or Employee's representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Employee and/or the Company or by any physician or group of physicians or other competent medical experts employed by Employee and/or the Company to advise such independent physician.

(b) Termination by the Company for Cause. Except as otherwise provided in this Section 4(b), the Company may immediately terminate Employee's employment hereunder for Cause (as defined below) by written Notice of Termination to Employee. For purposes of this Agreement, "Cause" shall mean (i) the continued failure of Employee to perform Employee's duties hereunder or Employee's negligent performance of such duties (other than any such failure due to Employee's physical or mental illness), (ii) Employee having engaged in misconduct that has caused or is reasonably expected to

result in material injury to the Company or any of its affiliates, (iii) a material violation by Employee of a Company policy, (iv) the breach by Employee of any of Employee's material obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, (v) material failure by Employee to timely comply with a lawful direction or instruction given to Employee by Employee's supervisor or the Executive Vice President of the Company, (vi) Employee having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude (or comparable crime in any jurisdiction that uses a different nomenclature), including any offense involving dishonesty as such dishonesty relates to the assets or business of the Company or any of its affiliates, or theft of the property of the Company or any of its affiliates, and (vii) Employee's insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing Employee's duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same. In the event that the Company proposes to terminate Employee's employment hereunder for any of the reasons set forth in clauses (i), (iii) or (iv) above, Employee shall have a period of ten (10) days following the date on which Employee receives a Notice of Termination from the Company to cure such actions or inactions (if capable of cure) giving rise to such Notice of Termination to the reasonable satisfaction of the Executive Vice President of the Company. If Employee fails to cure such actions or inactions during such ten (10) day period, the Company may immediately terminate Employee's employment for Cause.

(c) Termination by Company Without Cause. The Company may terminate Employee's employment hereunder Without Cause (as defined below) at any time by written Notice of Termination to Employee, which notice shall be effective immediately, or at such later time as specified in such notice. For purposes of this Agreement, a termination "Without Cause" shall mean a termination of Employee's employment by the Company other than as a result of Employee's Disability or for Cause. Notwithstanding the foregoing provisions of this Section 4(c), if Employee's employment is terminated by the Company in accordance with this Section 4(c) and, within a reasonable time period thereafter, it is determined by the Company that circumstances existed which would have constituted a basis for termination of Employee's employment for Cause in accordance with Section 4(b), Employee's employment will be deemed to have been terminated for Cause in accordance with Section 4(b).

(d) Voluntary Termination. Employee may terminate Employee's employment hereunder at any time by giving the Company prior written Notice of Termination at least 90 days prior to such termination; provided that the Company may, in its sole discretion, terminate Employee's employment hereunder prior to the expiration of the 90-day notice period. In such event and upon the expiration of such 90-day period (or such shorter time as the Company in its sole discretion may determine), Employee's employment hereunder shall immediately and automatically terminate.

(e) Notice of Termination. Any termination of Employee's employment hereunder shall be communicated by a written Notice of Termination addressed to the appropriate party. A "Notice of Termination" shall mean a notice that indicates the Date of Termination (as defined below), which shall not be earlier than the date on which the notice is provided, which indicates the specific termination provision in this Agreement relied upon for such termination.

(f) Date of Termination. For purposes of this Agreement, the "Date of Termination" is the last day that Employee is employed by the Company.

(g) Resignation upon Termination. As of the Date of Termination, Employee shall be deemed to have resigned from all positions then held by Employee with the Company and its affiliates.

(h) Duties on Termination. Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Notice of Termination and the Date of Termination, Employee shall continue to perform Employee's duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to Employee's successor, if any. Notwithstanding the foregoing provisions of this Section 4, the Company may suspend Employee from performing Employee's duties under this Agreement following the delivery of a Notice of Termination by either party hereto; provided, however, that during the period of suspension (which shall end on the Date of Termination), Employee shall continue to be treated as employed by the Company for other purposes, and Employee's rights to compensation or benefits shall not be reduced by reason of the suspension.

5. Payments Upon Termination.

(a) General. If, during the Term, Employee's employment terminates for any reason, Employee (or Employee's estate, beneficiary or legal representative, as applicable) shall be entitled to receive the following:

(i) any earned or accrued but unpaid Base Salary through the Date of Termination (including, except in the case of a termination for Cause, paid time off that is accrued and unused during the Term); and

(ii) all amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which Employee was a participant during Employee's employment with the Company in accordance with the terms thereof; provided, that, the foregoing shall not be construed as requiring Employee to be treated as employed by the Company for purposes of any employee benefit plan or

arrangement following the date of Employee's Date of Termination except as otherwise expressly provided in this Agreement or required by law.

(b) Termination Without Cause. In the event of a termination of Employee's employment by the Company Without Cause during the Term, Employee (or Employee's estate, beneficiary or legal representative, as applicable) shall be entitled to receive, in addition to the amounts specified in paragraph (a) above and contingent on Employee's execution of a general release of all claims related to Employee's employment hereunder in form and substance satisfactory to the Company, such that such release is effective (with all revocation periods having expired) within 45 days after such termination, the following:

(i) a pro-rata portion of the next Retention Bonus that would have been paid to Employee had no such termination occurred, such portion (A) to be paid on the 45th day following such termination and (B) to equal the product of (x) such Retention Bonus, multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed from the anniversary of the Effective Date immediately preceding such termination (or, in the case of such a termination prior to the first anniversary of the Effective Date, the number of days that have elapsed from the Effective Date) to and including the Date of Termination and the denominator of which equals 365; and

(ii) continued Base Salary for a period of six months following such termination (provided that any such amounts that would otherwise be paid to Employee prior to the 45th day following such termination shall instead be withheld and paid to Employee on the first payroll date coincident with or next following the 45th day after such termination).

(c) No Duplication of Benefits. In the event of Employee's termination of employment during the Term for any reason, the sole payments or obligations of the Company and its affiliates are provided in this Section 5.

6. Restrictive Covenants.

(a) Non-competition. During the period commencing on the Effective Date and ending on the first anniversary of Employee's termination of employment with the Company (the "Non-Compete Period"), Employee shall not, directly or indirectly, engage, directly or indirectly, in any "Competitive Activities." For purposes of this Agreement, "Competitive Activities" shall mean any business within any state of the United States that, directly or indirectly, provides strategic information technology consulting services. Employee and the Company agree that the foregoing covenant is intended to prohibit Employee from engaging in the Competitive Activities, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or

in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(b) Non-solicitation. During the period commencing on the Effective Date and ending on the second anniversary of Employee's termination of employment with the Company (the "Non-Solicit Period"), Employee shall not, directly nor indirectly, (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any of its affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its affiliates or any successor to any of the foregoing, or (ii) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors that were billed by, paid by, or engaged by, the Company or any of its affiliates or any successor to any of the foregoing during the twenty-four (24) month period preceding the Date of Termination.

(c) Non-Disparagement. During the Term and at all times thereafter each party hereto agrees that said party will not make any false, defamatory or disparaging statements about the other party or any of its affiliates or the employees, officers or directors of the other party or any of its affiliates that are reasonably likely to cause damage to any such entity or person.

(d) Confidential Information. Employee agrees that, during the Term, and at all times thereafter:

(i) Employee will keep secret all Confidential Information (as defined below) and Intellectual Property (as defined below) which may be obtained during the period of employment by the Company and that Employee shall not reveal or disclose it, directly or indirectly, except with the Company's prior written consent. Employee shall not make use of the Confidential Information or Intellectual Property for Employee's own purposes or for the benefit of anyone other than the Company and shall protect it against disclosure, misuse, espionage, loss and theft.

(ii) Employee acknowledges and agrees that all Intellectual Property is and shall be owned by the Company. Employee hereby assigns, and shall assign, to the Company all ownership rights possessed in any Intellectual Property contributed, conceived or made by Employee (whether alone or jointly with others) while employed by the Company, whether or not during work hours. Employee shall promptly and fully disclose to the Company in writing all such

Intellectual Property after such contribution, conception or other development. Employee agrees to fully cooperate with the Company, at the Company's expense, in securing, enforcing and otherwise protecting throughout the world the Company's interests in such Intellectual Property, including, without limitation, by signing all documents requested by the Company.

(iii) Immediately following Employee's termination of employment, Employee agrees to promptly deliver to the Company all memoranda, notes, manuals, lab notebooks, computer diskettes, passwords, encryption keys, electronic mail and other written or electronic records (and all copies thereof) constituting or relating to Confidential Information or Intellectual Property that Employee may then possess or have control over. Employee shall provide written certification that all such materials have been returned.

(iv) For purposes of this Agreement, the following terms shall be defined as set forth below:

(A) "Confidential Information" shall mean all information, in any form or medium, that relates to the business, suppliers and prospective suppliers, existing and potential creditors and financial backers, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, research or development of the Company and its affiliates and all other information related to the Company and its affiliates which is not readily available to the public. Confidential Information shall include any of the foregoing information that is created or developed by Employee during the Term.

(B) "Intellectual Property" shall mean, with respect to the following which are created or existing during the period of Employee's employment by the Company, any: (1) idea, know-how, invention, discovery, design, development, software, device, technique, method or process (whether or not patentable or reduced to practice or including Confidential Information) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof; (2) copyrightable and mask work (whether or not including Confidential Information) and related registrations and applications for registration; (3) trademarks, trade secrets and other proprietary rights; and (4) improvements, updates and modifications of the foregoing made from time to time. Intellectual Property shall include any of the foregoing that is created or developed by Employee during the Term.

(e) Duty of Loyalty to Company. Nothing in this Section 6 shall be construed as limiting Employee's duty of loyalty to the Company, or any other duty otherwise owed to the Company, while Employee is employed by the Company.

(f) Blue Pencil. It is the intention of the parties that the potential restrictions on Employee's future employment imposed by this Section 6 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall at any time find any provision of this Section 6 to be unreasonable in duration or geographic scope or otherwise, Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g) Injunctive Relief. Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company and its affiliates shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and its affiliates may have.

(h) Certain Acknowledgements. Employee acknowledges and agrees that Employee will have a prominent role in the management of the business and the development of the goodwill of the Company and will establish and develop relations and contacts with the principal customers, suppliers, clients and service providers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Employee to compete unfairly against, the Company and its affiliates and that (i) in the course of Employee's employment with the Company, Employee will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in this Section 6 are intended to protect the legitimate interests of the Company and its affiliates in its and their respective goodwill, trade secrets and other confidential and proprietary information; (iii) Employee desires to be bound by such covenants and restrictions; and (iv) the compensation to be provided to Employee is adequate consideration for the restrictive covenants provided in this Section 6. Employee further acknowledges that the restrictive covenants contained in this Section 6 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder (including the Purchase Agreement) and the existence of any claim

which Employee may allege against the Company under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

7. Assistance with Claims. Employee agrees that, during the Term, and continuing for a reasonable period after Employee's Date of Termination, Employee will assist the Company or its affiliates (collectively, for purposes of this Section 7, the "Company") in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by Employee for the Company. Employee agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Company. For periods after Employee's employment with the Company terminates, the Company agrees to provide reasonable compensation to Employee for such assistance. Employee also agrees to promptly inform the Company upon being asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Employee for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

8. Miscellaneous.

(a) 409A Compliance. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after Employee's "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee's separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following Employee's separation from service or (ii) the 10th business day following Employee's death. If Employee's termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Employee's employment and which are subject to Code Section 409A shall not be paid until Employee has experienced a "separation from service" within the meaning of Code Section 409A. In addition, Employee's right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.

(b) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Employee and Employee's heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto, except as provided pursuant to this Section 8(b). The Company may effect such an assignment without prior written approval of Employee (i) to any subsidiary of the Company and (ii) upon the transfer of all or substantially all of its business and/or assets (by whatever means); provided that, in the case of this clause (ii), the successor to the Company shall expressly assume and agree to perform this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous correspondences and proposals (including but not limited to summaries of proposed terms) and all prior and contemporaneous promises, representations, understandings, arrangements and agreements, if any, concerning such subject matter (including but not limited to those made to or with Employee by any other person); provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies, restrictive covenants or agreements for the protection of the business and operations of the Company and its affiliates.

(d) Applicable Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of laws rules of any state.

(e) Consent to Jurisdiction; Waiver of Jury Trial.

(i) Consent to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the

mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(k) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF, OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8(e)(ii).

(f) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes.

(g) Amendments. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(i) Waiver of Breach. The waiver of any provision of this Agreement shall be set forth in a writing specifically referring to the provision being waived and signed by the waiving party. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(j) Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall not survive the termination of Employee's employment with the Company.

(k) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(iii) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081

or to Employee:

at Employee's address in the Company's records.

All notices to the Company shall be directed to the attention of the Chief Financial Officer of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(l) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(n) Attorneys' Fees. In the event that any party hereto is determined by a court of competent jurisdiction to have breached any of the covenants, agreements, terms or conditions of this Agreement, the breaching party shall reimburse the non-breaching party for the reasonable costs and expenses incurred by the non-breaching party that are directly attributable to enforcing such breached covenant, agreement, term or condition, including, without limitation, reasonable attorneys' fees and court costs, whether or not suit is filed. In addition, in the event that the Company or any of its affiliates obtain injunctive relief to prevent Employee from breaching any of the provisions of Section 6 hereof, Employee shall reimburse the Company and its affiliates for its and their reasonable costs incurred in connection with obtaining such injunctive relief, including, without limitation, reasonable attorneys' fees.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Employee has hereunto set Employee's hand, in each case effective as of the date first above written.

EMTEC FEDERAL, INC.

By: ______________________
Name: Gregory P. Chandler
Title: Chief Financial Officer

EMPLOYEE

____
Matt Swanson

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Employee has hereunto set Employee's hand, in each case effective as of the date first above written.

EMTEC FEDERAL, INC.

By:____________________________
Name:
Title:

EMPLOYEE

Matt Swanson

EXHIBIT A

PERMITTED ACTIVITIES